Exhibit 99.1

For Immediate Release
Contact: Mary Ellen Fukuhara
Starbucks Investor Relations
(206) 318-4025

Starbucks Reports Strong Third Quarter Fiscal 2003 Results
Net Revenues Up 24 Percent
Comparable Store Sales Grow 8 Percent
Net Earnings Increase 23 Percent
Company Sets Aggressive Targets for Fiscal Year 2004

SEATTLE; July 24, 2003 – Starbucks Corporation (Nasdaq: SBUX) today announced revenues and earnings for its fiscal third quarter ended June 29, 2003.

For the 13 weeks ended June 29, 2003, consolidated net revenues increased 24 percent to $1.0 billion from $835 million for the same period in fiscal 2002. Net earnings for the 13-week period ended June 29, 2003 increased 23 percent to $68.4 million from $55.7 million for the same period in fiscal 2002. Diluted earnings per share were $0.17 for the 13-week period ended June 29, 2003, compared to $0.14 for the comparable period in fiscal 2002.

For the 39 weeks ended June 29, 2003, consolidated net revenues increased 24 percent to $3.0 billion from $2.4 billion for the same period in fiscal 2002. Net earnings for the 39-week period ended June 29, 2003 increased 28 percent to $198.9 million from $155.1 million for the same period in fiscal 2002. Diluted earnings per share were $0.50 for the 39-week period ended June 29, 2003, compared to $0.39 per share for the comparable period in fiscal 2002.

Consolidated Financial and Operating Summary

Retail revenues increased 23.3 percent to $877.8 million for the 13 weeks ended June 29, 2003. The increase was primarily attributable to the opening of new Company-operated retail stores and an increase in comparable store sales of 8 percent for the period. The increase in comparable store sales was due almost entirely to an increase in customer transactions.

Specialty revenues increased 28.9 percent to $159.0 million for the 13 weeks ended June 29, 2003. The increase was attributable to growth in the Company’s domestic retail licensing channel, foodservice accounts and international licensees.

Cost of sales and related occupancy costs were 41.1 percent of net revenues for the 13 weeks ended June 29, 2003 as compared to 40.4 percent for the corresponding period of fiscal 2002. This increase was primarily due to higher green coffee costs, partially offset by lower food and packaging expenses. The Company’s green coffee costs reached a seven-year low in the second and third fiscal quarters of 2002 and have increased gradually since then.

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Store operating expenses as a percentage of retail revenues increased to 41.2 percent for the 13 weeks ended June 29, 2003, from 40.9 percent for the corresponding period of fiscal 2002. The increase was primarily due to higher marketing expenditures, and to a lesser extent, additional expenses incurred to support the Starbucks Card for North American Retail operations. Partially offsetting these increases were lower provisions recorded in the current quarter for asset impairment for international Company-operated retail operations, when compared to the corresponding period in the prior year.

Other operating expenses (expenses associated with the Company’s specialty operations) increased to 26.4 percent of specialty revenues for the 13 weeks ended June 29, 2003, compared to 23.7 percent in the corresponding period of fiscal 2002. The increase is mainly attributable to continued infrastructure development of the domestic licensing and foodservice channels, including expanding field organizations, restructuring distribution channels and expanding marketing support of new and existing accounts.

Depreciation and amortization expenses increased to $59.8 million for the 13 weeks ended June 29, 2003, from $50.9 million in the corresponding period of fiscal 2002 due to the opening of additional North American and international Company-operated retail stores.

General and administrative expenses increased to $49.3 million for the 13 weeks ended June 29, 2003, from $47.0 million in the corresponding period of fiscal 2002. The increase was attributable to higher payroll-related expenditures. However, as a percentage of total net revenues, general and administrative expenses decreased to 4.8 percent from 5.6 percent.

Income from equity investees was $7.9 million for the 13 weeks ended June 29, 2003, compared to $8.0 million in the corresponding period of fiscal 2002. The decrease was mainly attributable to the Company’s 40 percent share of the net losses of Starbucks Japan, Ltd., this year compared to a net profit last year, as well as losses sustained by the Switzerland and Austria equity investees, which are in the start-up phase. Partially offsetting these losses were continued strong results experienced by The North American Coffee Partnership, the Company’s 50 percent owned ready-to-drink partnership with the Pepsi-Cola Company, and the Starbucks Ice Cream Partnership with Dreyer’s Grand Ice Cream, Inc., from expanded product lines, lower direct costs and manufacturing efficiencies.

Operating income increased 21.7 percent to $106.1 million for the 13 weeks ended June 29, 2003, from $87.2 million in the corresponding period of fiscal 2002, mainly due to revenue growth. The operating margin decreased to 10.2 percent of total net revenues in the 13 weeks ended June 29, 2003, compared to 10.4 percent in the corresponding period of fiscal 2002, primarily due to higher green coffee costs.

Interest and other income increased to $5.1 million for the 13 weeks ended June 29, 2003, compared to $1.5 million in the corresponding period of fiscal 2002, primarily due to gains realized on market revaluations of the Company’s trading securities, compared to realized losses on this portfolio in the same period last year.

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Income taxes for the 13 weeks ended June 29, 2003 were based on an effective tax rate of 38.5 percent, compared to 37.2 percent in the corresponding period of fiscal 2002, as a result of a shift in the composition of the Company’s pre-tax earnings in fiscal 2003.

Fiscal 2003 Targets

The Company reviewed the following fiscal 2003 targets:

•	Open approximately 1,200 new stores on a global basis. In continental North America, the Company continues to expect to open 525 Company-operated locations and 275 licensed locations. Internationally, the Company has targeted to open 75 locations in Company-operated markets and approximately 325 locations in licensed markets.

•	The Company believes it will continue to exceed its growth target for total revenues of approximately 20 percent for the remainder of fiscal 2003, and expects comparable store sales growth to continue to be at or above the high end of the 3-7 percent target range for the remainder of the year.

•	The Company is targeting earnings per share of $0.17 for the fiscal fourth quarter and, as a result of the strong fiscal third quarter, now expects earnings per share for fiscal 2003 to be $0.67. This full year target is at the high end of the previous estimate of $0.66-$0.67 per share, and above the original fiscal 2003 target range of $0.64-$0.66.

In addition, Starbucks expects capital expenditures for fiscal 2003 to be approximately $410 million.

Fiscal 2004 Targets

The Company set the following fiscal 2004 targets:

•	Open approximately 1,300 new stores on a global basis. In continental North America, the Company plans to open approximately 575 Company-operated locations and 375 licensed locations. Internationally, the Company plans to open approximately 50 locations in Company-operated markets and 300 locations in licensed markets.

•	The Company continues to target total revenue growth of approximately 20 percent, and comparable store sales growth in the range of 3-7 percent, with monthly anomalies.

•	The Company expects earnings per share of $0.83-$0.85 for fiscal 2004, including an approximate $0.02 per share benefit of a 53rd week in fiscal 2004. The benefit from the 53rd week will occur entirely in the fiscal fourth quarter of 2004.

In addition, Starbucks expects the effective tax rate to be 38.0 percent for fiscal 2004, which is lower than the current year rate of 38.5 percent. The Company is planning for capital expenditures to be in the range of $450 to $475 million.

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Starbucks will be holding a conference call today at 1:30 p.m. Pacific time, which will be hosted by Howard Schultz, chairman and chief global strategist, Orin Smith, president and chief executive officer and Michael Casey, executive vice president and chief financial officer. The call will be broadcast live over the Internet and can be accessed at the Company’s web site address of http://www.starbucks.com/aboutus/investor.asp. A replay of the call will be available from approximately 4:00 p.m. Pacific time today through 4:30 p.m. Pacific time on July 31, 2003, by calling 1-800-642-1687, reservation number 1622907, or by accessing it via the Company’s web site at http://www.starbucks.com/aboutus/investor.asp.

The Company’s consolidated financial statements, operating segment results, and other additional information have been provided on the following pages in accordance with current year classifications, and should be reviewed in conjunction with this press release.

STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

	13 Weeks Ended			13 Weeks Ended

			%
	June 29, 2003	June 30, 2002	Change	June 29, 2003	June 30, 2002

	(in thousands, except per share data)
				As a % of total net revenues
				(unless otherwise indicated)

Net revenues:
Retail	$877,754	$711,834	23.3%	84.7%	85.2%
Specialty	159,022	123,324	28.9%	15.3%	14.8%

Total net revenues	1,036,776	835,158	24.1%	100.0%	100.0%
Cost of sales and related occupancy costs	425,709	337,401		41.1%	40.4%
Store operating expenses	361,835	291,445		(a)41.2%	(a)40.9%
Other operating expenses	41,946	29,269		(b)26.4%	(b)23.7%
Depreciation and amortization expenses	59,764	50,873		5.8%	6.1%
General and administrative expenses	49,325	46,997		4.8%	5.6%
Income from equity investees	7,917	8,030		0.8%	1.0%

Operating income	106,114	87,203	21.7%	10.2%	10.4%
Interest and other income, net	5,115	1,456		0.5%	0.2%

Earnings before income taxes	111,229	88,659		10.7%	10.6%
Income taxes	42,815	32,991		4.1%	3.9%

Net earnings	$68,414	$55,668	22.9%	6.6%	6.7%

Net earnings per common share - diluted	$0.17	$0.14

Weighted average shares outstanding - diluted	402,664	401,191

(a)	Calculated as a percentage of retail revenues.

(b)	Calculated as a percentage of specialty revenues.

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STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

	39 Weeks Ended			39 Weeks Ended

			%
	June 29, 2003	June 30, 2002	Change	June 29, 2003	June 30, 2002

		(in thousands, except per share data)
					As a % of total net revenues
					(unless otherwise indicated)

Net revenues:
Retail	$2,536,557	$2,058,361	23.2%	84.7%	84.9%
Specialty	457,951	365,349	25.3%	15.3%	15.1%

Total net revenues	2,994,508	2,423,710	23.6%	100.0%	100.0%
Cost of sales and related occupancy costs	1,236,968	994,511		41.3%	41.0%
Store operating expenses	1,016,423	822,921		(a) 40.1%	(a) 40.0%
Other operating expenses	123,885	93,137		(b) 27.1%	(b) 25.5%
Depreciation and amortization expenses	175,110	151,146		5.8%	6.2%
General and administrative expenses	150,770	155,440		5.0%	6.4%
Income from equity investees	21,165	21,085		0.7%	0.9%

Operating income	312,517	227,640	37.3%	10.4%	9.4%
Interest and other income, net	10,850	6,084		0.4%	0.3%
Gain on sale of Starbucks Japan shares	—	13,361		0.0%	0.5%

Earnings before income taxes	323,367	247,085		10.8%	10.2%
Income taxes	124,496	91,974		4.2%	3.8%

Net earnings	$198,871	$155,111	28.2%	6.6%	6.4%

Net earnings per common share - diluted	$0.50	$0.39

Weighted average shares outstanding - diluted	400,544	397,179

(a)	Calculated as a percentage of retail revenues.

(b)	Calculated as a percentage of specialty revenues.

The following reconciliation of net earnings and earnings per share is provided to assist the reader with understanding the financial impact of one-time items:

	39 Weeks Ended			39 Weeks Ended

			%
(unaudited and in thousands, except per share data)	June 29, 2003	June 30, 2002	Change	June 29, 2003	June 30, 2002

Net earnings, as reported above	$198,871	$155,111	28.2%	$0.50	$0.39
Gain on sale of Starbucks Japan shares (net of tax)	—	(8,417)		—	(0.02)
Settlement charge included in general and administrative expenses (net of tax)	—	11,340		—	0.03

Net earnings, excluding one-time items	$198,871	$158,034	25.8%	$0.50	$0.40

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STARBUCKS CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	June 29,	September 29,
	2003	2002

	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$263,638	$99,677
Short-term investments - Available-for-sale securities	282,879	217,302
Short-term investments - Trading securities	18,789	10,360
Accounts receivable, net of allowances of $2,777 and $3,680, respectively	107,472	97,573
Inventories	280,239	263,174
Prepaid expenses and other current assets	62,291	42,351
Deferred income taxes, net	47,584	42,206

Total current assets	1,062,892	772,643
Equity and other investments	119,339	102,929
Property, plant and equipment, net	1,346,525	1,265,756
Other assets	44,167	43,691
Goodwill and other intangible assets	31,202	29,764

TOTAL ASSETS	$2,604,125	$2,214,783

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$180,499	$135,994
Accrued compensation and related costs	136,094	105,899
Accrued occupancy costs	51,529	51,195
Accrued taxes	48,212	54,244
Other accrued expenses	106,817	72,289
Deferred revenue	74,648	42,264
Current portion of long-term debt	719	710

Total current liabilities	598,518	462,595
Deferred income taxes, net	23,298	22,496
Long-term debt	4,542	5,076
Other long-term liabilities	948	1,036
Shareholders’ equity:
Common stock and additional paid-in capital - Authorized, 600,000,000; issued and outstanding, 391,596,947 and 388,228,592 shares, respectively, (includes 1,697,100 common stock units in both periods)	925,283	891,040
Other additional paid-in-capital	39,393	39,393
Retained earnings	1,000,599	801,728
Accumulated other comprehensive income (loss)	11,544	(8,581)

Total shareholders’ equity	1,976,819	1,723,580
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,604,125	$2,214,783

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STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	39 Weeks Ended

	June 29, 2003	June 30, 2002

OPERATING ACTIVITIES:
Net earnings	$198,871	$155,111
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	190,654	162,764
Gain on sale of investment	—	(13,361)
Provision for impairments and asset disposals	5,007	19,324
Deferred income taxes, net	(4,037)	10,310
Equity in income of investees	(7,689)	(11,042)
Tax benefit from exercise of non-qualified stock options	23,328	43,260
Net accretion of discount and amortization of premium on marketable securities	4,312	—
Cash provided/(used) by changes in operating assets and liabilities:
Inventories	(15,081)	2,970
Prepaid expenses and other current assets	(19,856)	(17,367)
Accounts payable	40,248	(7,662)
Accrued compensation and related costs	28,638	25,628
Accrued occupancy costs	(24)	13,130
Accrued taxes	(6,326)	(51,501)
Deferred revenue	32,017	17,512
Other operating assets and liabilities	17,517	20,637

Net cash provided by operating activities	487,579	369,713
INVESTING ACTIVITIES:
Purchase of available-for-sale securities	(271,556)	(272,646)
Maturity of available-for-sale securities	132,558	129,260
Sale of available-for-sale securities	69,178	36,849
Net additions to equity, other investments and other assets	(8,807)	(9,015)
Proceeds from sale of equity investment	—	14,843
Additions to property, plant and equipment	(259,179)	(269,117)

Net cash used by investing activities	(337,806)	(369,826)
FINANCING ACTIVITIES:
Proceeds from issuance of common stock	72,298	100,111
Principal payments on long-term debt	(525)	(522)
Repurchase of common stock	(61,242)	(1,829)

Net cash provided by financing activities	10,531	97,760
Effect of exchange rate changes on cash and cash equivalents	3,657	1,282

Net increase in cash and cash equivalents	163,961	98,929
CASH AND CASH EQUIVALENTS:
Beginning of period	99,677	51,250

End of the period	$263,638	$150,179

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$226	$200
Income taxes	$112,381	$91,486

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Segment Results

 Starbucks Corporation is organized into a number of business units that correspond to the Company’s operating segments: North American Retail, Business Alliances, which includes North American store licensing and foodservice accounts, and All other business units, which includes international retail, international store licensing, grocery channel licensing, warehouse club accounts, interactive operations, equity investees and other initiatives.

North American Retail revenues increased 21.9 percent, to $803.2 million for the 13 weeks ended June 29, 2003, from $658.9 million for the corresponding period of fiscal 2002, primarily due to the opening of new retail stores and an increase in comparable store sales of 9 percent. The increase in comparable store sales was due almost entirely to higher transaction volume. Operating income increased 14.0 percent to $128.0 million for the 13 weeks ended June 29, 2003, from $112.3 million in the corresponding period in 2002. Operating margin decreased from a record third quarter high of 17.0 percent in the prior year, to 15.9 percent primarily due to higher green coffee costs, higher marketing expenditures and slight increases as a percentage of related revenues in most store operating expenses, except payroll-related expenditures. The Company’s green coffee costs reached a seven year low in the second and third fiscal quarters of 2002 and have increased gradually since then.

Business Alliances revenues increased 38.2 percent, to $77.9 million for the 13 weeks ended June 29, 2003, from $56.3 million in the corresponding period in fiscal 2002, primarily due to the opening of new licensed stores and the resulting increase in product sales to and royalty revenues from those licensees. Growth in the foodservice channel also contributed to the increase. Operating income increased 1.8 percent to $16.3 million for the 13 weeks ended June 29, 2003, from $16.0 million in the corresponding period in fiscal 2002. Operating margin decreased to 20.9 percent of related revenues from 28.4 percent in the prior year due to the change in sales mix to lower margin products and continued investments to restructure distribution channels and expand marketing support of new and existing accounts.

The tables below present net revenues, operating income by operating segment and operating income as a percentage of related revenues, net of intersegment eliminations for the periods indicated:

	North		All other
(unaudited, in thousands)	American	Business	business	Unallocated
13 weeks ended	Retail	Alliances	units	corporate (b)	Total

June 29, 2003
Total net revenues (a)	$803,201	$77,851	$155,724	$—	$1,036,776
Operating income	127,991	16,302	19,334	(57,513)	106,114
Operating income as a percentage of related revenues	15.9%	20.9%	12.4%	—	10.2%

June 30, 2002
Total net revenue (a)	$658,938	$56,336	$119,884	$—	$835,158
Operating income	112,320	16,009	13,201	(54,327)	87,203
Operating income as a percentage of related revenues	17.0%	28.4%	11.0%	—	10.4%

39 weeks ended
June 29, 2003
Total net revenues (a)	$2,326,940	$220,772	$446,796	$—	$2,994,508
Operating income	393,791	45,503	46,886	(173,663)	312,517
Operating income as a percentage of related revenues	16.9%	20.6%	10.5%	—	10.4%

June 30, 2002
Total net revenues (a)	$1,909,411	$163,685	$350,614	$—	$2,423,710
Operating income	323,068	42,104	43,005	(180,537)	227,640
Operating income as a percentage of related revenues	16.9%	25.7%	12.3%	—	9.4%

(a)	Included in all other business units are revenues for the Company’s international retail business unit of $74,553 and $52,896 for the 13 weeks ended June 29, 2003 and June 30, 2002, respectively, and $209,617 and $148,950 for the 39 weeks ended June 29, 2003 and June 30, 2002, respectively. Revenues for both North American Retail and international retail are reflected in “Retail” revenues, and all other revenues are included in “Specialty” revenues on the accompanying consolidated statements of earnings.

(b)	Unallocated corporate includes general and administrative expenses and certain depreciation expenses on general and administrative related assets.

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Systemwide Retail Store Sales

 Systemwide retail store sales are used by industry analysts and by management to measure global penetration of Starbucks retail stores. However, this measure excludes revenues generated in non-retail-store channels, such as foodservice accounts, warehouse club accounts, interactive operations, distribution through the Company’s grocery channel, or any of the external sales of bottled Frappuccino®, Starbucks DoubleShot™, or Tazo® tea products.

Systemwide retail store sales, which include net sales for both Company-operated and licensed retail stores, net store openings per respective period and ending store counts were as follows:

	13 Weeks Ended				39 Weeks Ended

	June 29, 2003		June 30, 2002		June 29, 2003			June 30, 2002

		Net		Net		Net	Ending		Net	Ending
		Stores		Stores		Stores	Store		Stores	Store
(sales amounts in millions)	Sales	Opened	Sales	Opened	Sales	Opened	Count	Sales	Opened	Count

Continental North America:
Company-operated(a)	$803	131	$659	116	$2,327	358	3,854	$1,909	423	3,394
Licensed Stores(b)	121	80	90	33	338	231	1,309	245	186	995

	924	211	749	149	2,665	589	5,163	2,154	609	4,389
International:
Company-operated(a)	75	15	53	17	210	48	432	149	72	367
Licensed Stores(b)	207	57	170	74	590	218	1,146	474	218	852

	282	72	223	91	800	266	1,578	623	290	1,219

Total Stores	$1,206	283	$972	240	$3,465	855	6,741	$2,777	899	5,608

(a)	Company-operated retail store sales are reflected as “Retail” revenues on the accompanying consolidated statements of earnings.

(b)	Includes retail store sales as reported by domestic and international licensees. Portions of these sales may be estimated due to timing of periodic reporting by licensees.

The increases in systemwide retail store sales of 24 and 25 percent for both the 13-week and 39-week periods ended June 29, 2003, respectively, compared to the same periods in fiscal 2002 were primarily due to the opening of 1,133 stores in the last 12 months and strong comparable store sales growth for Company-operated retail stores.

Starbucks Coffee Company is the leading retailer, roaster and brand of specialty coffee in the world, with more than 6,500 retail locations in North America, Latin America, Europe, the Middle East and the Pacific Rim. The Company is committed to offering the highest quality coffee and the Starbucks Experience while conducting its business in ways that produce social, environmental and economic benefits for communities in which it does business. In addition to its retail operations, the Company produces and sells bottled Frappuccino® coffee drinks, Starbucks DoubleShot™ coffee drink, and a line of superpremium ice creams through its joint venture partnerships. The Company’s other brands enhance the Starbucks Experience through best-of-class products: Tazo Tea Company offers a line of innovative premium teas, and Hear Music produces and distributes a line of exceptional compact discs.

This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, including anticipated store openings, comparable store sales expectations, trends in or expectations regarding the Company’s revenue growth, capital expenditures, effective tax rate, net earnings and earnings per share results, are all based on currently available operating, financial, and competitive information and are subject to various risks and uncertainties. Actual future results and trends may differ materially depending on a variety of factors including but not limited to, coffee and other raw material prices and availability, successful execution of internal performance and expansion plans, fluctuations in U.S. and international economies, ramifications from the war on terrorism, or other international events or developments, the impact of competition, the effect of legal proceedings, and other risks detailed in the Company’s filings with the Securities and Exchange Commission.

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